DocuSign Envelope ID: D556CDA6-5F0D-4B55-9BAB-484B0E1CFC13

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:00 PM 04/03/2020
FILED 03:00 PM 04/03/2020
SR 20202585448 - File Number 5187831

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

FIRST: That at a meeting of the Board of Directors of Sunstock, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"The total number of shares of stock which the corporation shall have the authority to issue is 6.500,000,000, each of such shares shall have a par value of $0.0001. Of such shares, 5,000,000,000 shall be common shares and 1,500,000,000 shall be preferred shares.

The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

A. The number of shares constituting that series and the distinctive designation of that series.

B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and. if so, the terms and amount of such sinking fund;

G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

H. Any other relative rights, preferences and limitations of that series."

The March 31, 2020, Certificate of Designation for the Series A Preferred Stock is ratified and retained.

DocuSign Envelope ID: D556CDA6-5F0D-4B55-9BAB-484B0E1CFC13

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Sunstock, Inc. has caused this certificate to be signed by:

Jason C. Chang, Its President

This 2nd day of April, 2020.

DocuSigned by:

By: Jason Chang

49BA1157EF16454...

Jason C. Chang

President